LEASE AGREEMENT
                                ---------------

         THIS LEASE AGREEMENT made and entered into the 26 day of February, 2004, by and between THOMAS W. and MARGARET S. STALLARD, hereinafter called "LESSORS," and YOLO COMMUNITY BANK, a California Subchapter S Corporation, hereinafter called "LESSEES."

         IT IS HEREBY MUTUALLY UNDERSTOOD AND AGREED AS FOLLOWS:

         1. LESSORS hereby lease to LESSEES and LESSEES hereby hire from LESSORS on the terms and conditions herein set forth, that certain building on the real property of LESSORS situated in the City of Woodland, County of Yolo, State of California, currently comprising 626, 628 630 Main Street, 400 Second Street and more particularly delineated on Exhibit "A" attached hereto and incorporated by reference. Said building, approximating 5800 square feet, more or less, to be hereinafter referred to as "the premises."

         2. The term of this Lease shall be for a period of TEN years and two months commencing on August 1, 2004 and terminating on July 31, 2014.

         3. Rent shall be due and payable in advance on the first day of each month as follows:

                  (a) For the period commencing August 1, 2004, and continuing through July 31, 2006, LESSEES shall pay the LESSORS as rent for said premises the sum of Eight thousand nine hundred ninety dollars ($8990) per month.
                  (b) For the period commencing August 1, 2006, and continuing through July 31, 2008 LESSEES shall pay the LESSORS as rent for said premises the sum of Nine thousand three hundred and five dollars ($9305) per month.
                  (c) For the period commencing August 1, 2008, and continuing through July 31, 2010, LESSEES shall pay the LESSORS as rent for said premises the sum of Nine thousand six hundred and thirty-one dollars ($9631) per month.
                  (d) For the period commencing August 1, 2010 and continuing through July 31, 2012, LESSEES shall pay the LESSORS as rent for said premises the sum of Nine thousand nine hundred and sixty-eight dollars ($9968) per month.
                  (e) For the period commencing August 1, 2012 and continuing through July 31, 2014, LESSEES shall pay the LESSORS as rent for said premises the sum of Ten thousand three hundred seventeen dollars ($10,317) per month.

         4. LESSORS grant LESSEES three additional option periods, the first two being five years each and the third and last option period being for three years. In all cases, the intent to exercise an option shall be exercised within six month before the existing lease expires and negotiations concluded before the final ninety days of the existing lease period.

         5. The premises shall be used and occupied for the purposes of a bank. Tenant shall take the premises in "as is" condition and modify it for their purposes, including modification of

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the electrical service and other building systems complying with all relevant laws and respecting the structural integrity of the building. LESSOR shall reimburse LESSEE for modifications to the south wall to improve watertight integrity at the foundation and around the windows.

         6. LESSEES shall pay for all charges for telephone, breakage of windows, light bulbs and cleaning, which relate to the space occupied by it. LESSEES shall also pay all costs of gas and electricity. LESSORS shall pay water and garbage. There is no common area maintenance fee. LESSEES shall, at its sole cost and expense, keep and maintain said premises and appurtenances and every part thereof, set forth in Exhibit "A" in good and sanitary order, condition and repair, reasonable use and wear thereof and damages by act of God excepted.

         7. LESSEES shall not commit or suffer to be committed any waste upon said premises or any public or private nuisance, or other act or thing which may disturb the quiet enjoyment of the other tenants of said building in which the demised premises are located.

         8. LESSEES agree to indemnify and save LESSORS harmless from and against any and all claims arising from any act, omission or negligence of LESSEES or its contractors, licensees, agents, servants, employees or invitees, arising from any accident or injuries, in or about the premises, or any part of them. LESSEES shall at their own cost and expense procure and keep in force during the term of this Lease a policy of comprehensive public liability insurance with limits of not less than One Million Dollars ($1,000,000.00) as to any one person, and Two Million Dollars ($2,000,000.00) as to any one accident, and One Million Dollars ($1,000,000.00) as to property damage, issued by an insurance carrier satisfactory to LESSORS, and LESSORS shall be named as co-insured therein. LESSORS and LESSEES mutually waive any right of subrogation that they or their insurer may be able to claim against one another or their insuror. LESSEES understand that appropriate insurance will be their sole responsibility and that they are charged with protecting the interests of LESSORS with regard to the subject property, as LESSORS will have no separate insurance policy on the leasehold.

         9. LESSORS assume all responsibility for compliance with the Americans with Disabilities Act with respect to access to the leasehold. LESSEES will be responsible for compliance as to interior improvements and/or fixtures which they install including entrances that they modify.

         10. LESSEES shall, during the term of this Lease, comply with all the requirements of all municipal, state and federal authorities, laws, statutes, and regulations now in force, or which may hereafter be in force pertaining to said premises.

         11. LESSEES shall not assign this LEASE or any interest therein, and shall not lease or sublet said premises, or any part thereof, without the prior written consent of LESSORS. A consent to one assignment or subletting shall not be construed as a consent to any subsequent assignment or subletting. Consent to sublease shall not be unreasonably withheld.

         12. In case the premises shall be partially or totally destroyed so as to become partially or totally untenable, the same shall be repaired or rebuilt as speedily as possible at the expense of the LESSORS' insurer, unless the LESSORS shall elect not to repair or rebuild as provided in Subparagraph (A) below, and should there be a substantial interference with LESSEES' business, a just and proportionate part of the fixed rent shall be abated until the premises are repaired or rebuilt, unless said destruction is the fault of LESSEES.

                  (A) If more than fifty percent (50%) of the leased premises shall be destroyed or so damaged by fire or other casualty as to become wholly untenable, then LESSORS may, if they so elect, rebuild or put said building in good condition and fit for occupancy within a reasonable time after such destruction or damage, or it may give notice terminating this Lease as of the date not later than thirty (30) days after such damage or destruction. If LESSORS elect to repair or rebuild the building, they shall, within thirty (30) days after such damage or destruction, give LESSEES notice of their intention to repair or rebuild and then shall proceed with reasonable speed to make the repairs or to rebuild. Unless

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LESSORS elect to terminate this Lease, said LEASE shall remain in full force and effect and the parties waive the provision of any law to the contrary.

         13. The terms, covenants and conditions herein contained shall apply to and bind and inure to the benefit of the heirs, successors, administrators and permitted assigns of all the parties hereto.

         14. Any signs to be placed upon said premises shall be subject to the approval of LESSORS. LESSORS will continue to control the exterior appearance of the building in order to preserve the historical character of the structure. However, in appropriate circumstances, LESSORS will grant authority to LESSORS to make changes.

         15.      It is understood and agreed that LESSEES are entitled to ten
(10) parking spaces and it is agreed these spaces are intended exclusively for clients and customers of LESSEES. One or two of these spaces shall be designated for handicapped use.

         16. On the last day or sooner of termination of the Lease terms, LESSEES shall quit and surrender the premises, vacuumed and dusted, in good condition and repair (reasonable wear and tear and damage by act of God excepted) together with alterations, additions and improvements that may have been made in, to or on the premises, except moveable furniture or unattachable trade fixtures put in at LESSEES' expense.

         17. If LESSEES remain in possession of the premises after the expiration of the Lease terms and without executing a new Lease, such holding over shall be construed as a tenancy from month-to-month, subject to all the conditions, provisions and obligations of this Lease insofar as the same are applicable to month-to-month tenancy, except that LESSORS will be free to adjust the rent.

         18. If any action or proceeding is initiated by either party of this Lease to enforce the provisions hereof, the unsuccessful party in any such proceeding or litigation shall pay to the successful party reasonable attorney's fees and court costs.

         19.      If the LESSEES at any time during the term of this Lease shall
(a) fail to make payment of any installment of rent or of any other sum here specified to be paid to LESSEES, or (b) fail to observe or perform any of the LESSEES' other covenants, agreements or obligations hereunder, and if such default shall not be cured, as to (a) within ten (10) days after written notice of such payor to make any payment, or as to (b) within thirty (30) days after LESSORS shall have given to LESSEES written notice specifying such defaults, other than payment or money, or (c) if the LESSEES are adjudicated a bankrupt or insolvent, or has a receiver appointed for all or substantially all of his business or assets, or a trustee appointed for it after a Petition has been filed for LESSEES' reorganization under the Bankruptcy Act, or if LESSEES shall vacate or abandon the leased premises, then in such event, the LESSORS shall have the right, at their election, to give the LESSEES notice of LESSORS' intention to terminate this LEASE and retake possession and thereupon all LESSEES; rights, granted hereunder shall come to an end as fully as if such date or the last day of whole term hereinabove specified, and the LESSEES hereby covenants peaceably and quietly to yield up and surrender to LESSORS said Leased premises.

         20. For purposes of this lease, the amount of property taxes paid in respect of this property in 2002 totaling Five thousand nine hundred eighty-eight dollars ($5988) shall henceforth be the base year. LESSORS will continue to pay the base year amount towards the annual property taxes due on this property and LESSEES will pay the balance in monthly installments as an addition to the monthly lease rate. However, this supplemental amount shall remain the same from year to year throughout the lease once the amount has been established. The clause reflects the intention of LESSEES to make substantial investments in the leasehold to accommodate their use, such improvements generating supplemental property taxation that will be recurring.

         21. LESSORS agree to make the premises available on or about June 1, 2004 in order to allow LESSEES a two month rent-free period in order to prepare the leasehold modifications prior to the commencement of the lease.

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         IN WITNESS WHEREOF, LESSORS and LESSEES have executed this Lease the date and year first above written.


LESSORS:                                             LESSEES:

/s/ THOMAS W. STALLARD                 Yolo Community Bank, a California
----------------------------             Subchapter S Corporation
THOMAS W. STALLARD


/s/ MARGARET S. STALLARD               By: [illegible]
----------------------------               -------------------------------------
MARGARET S. STALLARD                       Title: President / CEO


                                           [illegible]
                                           -------------------------------------
                                           SVP / CFO


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